Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 115 and Amendment No. 117 to the Registration Statement on Form N-1A of Volatility Shares Trust and to the use of our report dated April 29, 2025 on the financial statements and financial highlights of 2X Bitcoin Strategy ETF, 2X Corn ETF, 2X Ether ETF, 2X Wheat ETF, One + One NASDAQ-100 and Bitcoin ETF, One + One S&P 500 and Bitcoin ETF and Volatility Premium Plus ETF, each a series of shares of Volatility Shares Trust. Such financial statements and financial highlights appear in the 2025 Annual Financial Statements in Form N-CSR, which is incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

June 27, 2025